News Release
INVESTOR AND MEDIA CONTACT:
George R. Kirkland
Senior Vice President and Treasurer
Phone: (229) 873-3830
investorinfo@sgfc.com

For Immediate Release

               Southwest Georgia Financial Corporation Announces
                    Earnings for the Third Quarter of 2007

MOULTRIE, GEORGIA, October 30, 2007 -- Southwest Georgia Financial Corporation (AMEX: SGB), a full service community bank holding company, today reported net income of $778 thousand for the third quarter of 2007 compared with net income of $198 thousand for the third quarter of 2006. On a per diluted share basis, earnings increased to $0.30 for the third quarter of 2007 from $0.06 for the third quarter of 2006. Last year's third quarter was negatively impacted by a $564 thousand loss on the sale of securities and expenses of approximately $160 thousand associated with a repurchase of 575,000 shares through a stock tender. Additionally during that quarter, large payoffs in the loan servicing portfolio increased the amortization of intangible assets by $429 thousand.

Return on average equity for the third quarter of 2007 was higher at 11.17% compared with 1.95% for the same period in 2006. Return on average assets for the quarter was 1.09%, an increase of 83 basis points compared with the same period in 2006.

Balance Sheet Trends and Asset Quality

At September 30, 2007, total assets were down to $284.1 million from $309.1 million at the same point in time last year due primarily to the sale of securities to fund the 2006 stock tender. Total loans marginally increased to $127.2 million compared with $126.9 million at September 30, 2006, while deposits declined $10 million to $216.2 million due to measurably lower deposits in money market accounts.

Mr. DeWitt Drew, President and CEO of Southwest Georgia Financial, commented, "Due to the lack of growth in our current market area, we continue to look for means to expand beyond our current footprint. However, finding acquisition targets at a reasonable price and the talent to expand our branch network is challenging."

The loan loss reserve coverage over total loans remained 1.90%, while nonperforming assets to total assets grew to 0.87%, an 86 basis point increase over last year due primarily to one large commercial real estate loan that was foreclosed on in July. The loan on this multi-family income property is expected to be liquidated during the fourth quarter. The slowing economy has impacted a couple of development projects for Empire Financial, the Company's mortgage servicing business. Nonaccrual loans increased to $117 thousand at the end of the third quarter from $39 thousand at the same time last year. Capital ratios well exceed the required regulatory levels.

Shareholders' equity was $28 million as of September 30, 2007, from $40.9 million reported September 30, 2006. On a per share basis, book value at quarter end was $10.90, down from $12.65 compared with the same period in

2006. The decrease in shareholders' equity and book value per share were due to the share repurchase activity in 2006. The Company has approximately 2.57 million shares of common stock outstanding.

Revenue

Net interest income for the third quarter of 2007 was $2.27 million compared with $2.42 million for the same period in 2006. For the third quarter 2007, total interest income was $4.093 million and total interest expense was $1.828 million, compared with $4.145 million and $1.726 million, respectively, from the same period a year ago. The increase in total interest expense was primarily higher interest expense on federal funds purchased and the Federal Home Loan Bank debt. These increases were due to $4.3 million larger average balance of federal funds purchased and 81 basis points higher average rate paid on Federal Home Loan Bank debt for this quarter compared with the same period a year ago. The Company's net interest margin improved to 3.71% for the third quarter of 2007 compared with 3.62% from the same period a year ago, and down slightly when compared with 3.72% for the second quarter 2007.

Noninterest income was $1.779 million or 30.3% of total revenue for the quarter. The largest contributor to noninterest income, mortgage banking services, decreased $337 thousand from last year's third quarter to $607 thousand. A challenging mortgage funding environment has reduced loan opportunities. Also, the level and timing of recognizing income from the mortgage banking business is dependent on many factors related to originating and closing relatively large commercial mortgage loans, and therefore can fluctuate from quarter to quarter. In addition to fees generated through the lending process, it also earns fees for servicing a $480 million portfolio of non-recourse loans.

Mr. Drew stated, "During the quarter, we sold our retail credit card portfolio to reduce the risk profile of the Bank. The $248 thousand gain on the sale helped to offset the 35% decline in revenue from our mortgage banking business. The rapidly tightened credit market has impacted our mortgage banking services business's ability to fund loans while the slowed economy has reduced the number of projects available. Nonetheless, the mortgage servicing business continues to be a strong performer."

Revenue from service charges on deposit accounts increased 3.7% from the same period a year ago to $454 thousand for the quarter. Revenue from insurance services increased to $257 thousand, an 8.4% increase compared with the third quarter of 2006. Brokerage services revenue also increased 19% to $81 thousand, as strong stock market performance encouraged more investing activity.

Total noninterest expense decreased 18% to $2.995 million from $3.654 million for the third quarter of last year. The bulk of this decrease occurred in the amortization of intangible assets which had a one-time adjustment of $429 thousand in the third quarter of 2006. This additional amortization of intangible assets resulted from large payoffs in the loan servicing portfolio last year. Also, the Company incurred expenses of $160 thousand associated with the repurchase of shares through a stock tender during the third quarter of 2006. The decrease in salary and employee benefits is due to declines in performance incentives when compared with the same quarter a year ago. All other major categories of noninterest expense were relatively flat for the quarter when compared with the third quarter of 2006.

Review of First Nine Months of 2007

For the first nine months of 2007, net income was $2.410 million compared with net income of $2.501 million for the same period in 2006. Earnings per diluted share for the first nine months of 2007 were $0.93, up 22% compared with earnings per diluted share of $.76 for the same period in 2006.

Return on average equity improved to 11.55% compared with 8.28% in the same period last year, while return on average assets increased to 1.11% compared with 1.08% for the same period in 2006.

Net interest income for the first nine months of 2007 decreased to $6.897 million compared with $7.300 million for the same period in 2006. Net interest margin was 3.70% for the first nine months of 2007, an improvement of 5 basis points from the same period a year ago.

For the first nine months of 2007, noninterest income was $5.539 million, down 2.7% from the same period in 2006. The majority of the decline was a result of mortgage banking services revenue decreasing $1.045 million, or 29.9%, from the same period last year, offset somewhat by the 22.4%, or $232 thousand improvement it realized in the first quarter of this year. Revenue from trust services decreased $17 thousand, or 7.6%. This decrease in revenue was partially offset by increases in retail brokerage services of $47 thousand, or 22.8%, service charges on deposit accounts of $19 thousand, or 1.5%, and income from insurance services increased $6 thousand, or .7%, when comparing to the same nine-month period last year.

Noninterest expense decreased $673 thousand for the first nine months of 2007 compared with the same period last year. As previously mentioned, non-recurring expenses of $429 thousand related to amortization of intangible assets and the $160 thousand of expenses associated with the stock tender offer during the third quarter of 2006 were the major decreases in the noninterest expense category. Also, decreases occurred in the salary and employee benefits category due to a reduction of the performance incentive component when comparing the first nine months of 2007 to the same period in 2006.

Dividends and Share Repurchases

During the third quarter of 2007, the Company paid a regular $0.14 per share quarterly cash dividend. The dividend currently has a yield of approximately 3.0% at an annual dividend rate of $0.56 per share.

Through the first nine months of 2007, the Company has repurchased 73,100 shares at an average price of $19.39 per share. Since the stock repurchase program began in January 2000 and including shares purchased in the 2006 tender offer, the Company has repurchased a total of 1,260,195 shares of its common stock at an average price of $18.85 per share. The price per share data and the number of shares repurchased are adjusted for any stock splits or stock dividends.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $284 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in

Colquitt County, and branch offices located in Baker County, Thomas County, and Worth County. In addition to conventional banking services, the bank provides investment planning and management, trust management, mortgage banking, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which is located in Colquitt County. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.
More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website:
                                 www.sgfc.com.

SAFE HARBOR STATEMENT

This news release contains certain brief forward-looking statements concerning the Company's outlook. The Company cautions that any forward-looking statements are summary in nature involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company's actual results and could cause actual results in the future to differ materially from those expressed or implied in any forward-looking statements included in this release: the ability of the bank to manage the interest rate environment, the success of reducing operating costs, overall economic conditions, customer preferences, the impact of competition, the ability to execute its strategy for growth. Additional information regarding these risks and other factors that could cause the Company's actual results to differ materially from our expectations is contained in the Company's filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, Southwest Georgia Financial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial tables follow.

                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENT OF CONDITION
                 (Dollars in thousands except per share data)
                                         (Unaudited)  (Audited)   (Unaudited)
                                         September 30 December 31 September 30
                                            2007         2006        2006
ASSETS
Cash and due from banks                  $  10,057    $  11,970   $  13,305
Interest-bearing deposits in banks             132           83       3,387
Federal funds sold                               0          332      11,518
Investment securities available for sale    31,389       33,323      34,365
Investment securities held to maturity      98,236      102,233     103,772
Federal Home Loan Bank stock, at cost        1,945        1,967       2,197
Loans, less unearned income and discount   127,225      125,492     126,915
   Allowance for loan losses                (2,412)      (2,417)     (2,420)
      Net loans                            124,813      123,075     124,495
Premises and equipment                       6,363        6,579       6,626
Foreclosed assets, net                       2,347            0           0
Intangible assets                            1,386        1,751       2,161
Other assets                                 7,446        7,203       7,281
      Total assets                       $ 284,114    $ 288,516   $ 309,107

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  NOW accounts                           $  50,100    $  55,013   $  55,070
  Money market                              15,427       24,377      25,180
  Savings                                   21,112       22,228      22,258
  Certificates of deposit
   $100,000 and over                        29,933       25,725      24,739
  Other time accounts                       66,439       65,978      65,261
      Total interest-bearing deposits      183,011      193,321     192,508
  Noninterest-bearing deposits              33,183       33,388      33,794
      Total deposits                       216,194      226,709     226,302

  Federal funds purchased                    5,125            0           0
  Other borrowings                          16,500       15,000      20,000
  Long-term debt                            15,229       15,229      15,343
  Accounts payable and
   accrued liabilities                       3,064        3,621       6,543
      Total liabilities                    256,112      260,559     268,188
Shareholders' equity:
  Common stock - par value $1; 5,000,000
   shares authorized; 4,291,855 shares
   issued (*)                                4,292        4,289       4,278
  Additional paid-in capital                31,678       31,644      31,437
  Retained earnings                         18,088       16,763      16,572
  Accumulated other comprehensive
   income                                     (382)        (483)       (933)
      Total                                 53,676       52,213      51,354
Treasury stock - at cost (**)              (25,674)     (24,256)    (10,435)
      Total shareholders' equity            28,002       27,957      40,919
      Total liabilities and
       shareholders' equity              $ 284,114    $ 288,516   $ 309,107
*  Common stock - shares outstanding     2,569,843    2,639,643   3,234,783
** Treasury stock - shares               1,722,012    1,648,912   1,042,912

                  SOUTHWEST  GEORGIA  FINANCIAL  CORPORATION
                  CONSOLIDATED INCOME STATEMENT (unaudited*)
                 (Dollars in thousands except per share data)
                                    For the Three Months  For the Nine Months
                                     Ended September 30,   Ended September 30,
                                      2007*      2006*      2007*      2006*
Interest income:
  Interest and fees on loans        $   2,723  $   2,528  $   7,874  $   6,808
  Interest and dividend on
   securities available for sale          326        477      1,009      1,458
  Interest on securities
   held to maturity                     1,009      1,072      3,053      3,302
  Dividends                                29         33         91         93
  Interest on federal funds sold            0         17          0        149
  Interest on deposits with banks           6         18        108        124
          Total interest income         4,093      4,145     12,135     11,934
Interest expense:
  Interest on deposits                  1,412      1,405      4,179      3,713
  Interest on federal funds
   purchased                               78         19         87         25
  Interest on other borrowings            156        102        415        163
  Interest on long-term debt              182        200        557        733
          Total interest expense        1,828      1,726      5,238      4,634
          Net interest income           2,265      2,419      6,897      7,300
Provision for loan losses                   0          0          0          0
          Net interest income
          after provision for losses
          on loans                      2,265      2,419      6,897      7,300
Noninterest income:
  Service charges on
   deposit accounts                       454        438      1,292      1,273
  Income from trust services               68         76        208        225
  Income from retail brokerage
   services                                81         68        253        206
  Income from insurance services          257        237        888        882
  Income from mortgage banking
   services                               607        944      2,445      3,490
  Net gain (loss) on the sale or
   abandonment of assets                    1         10         13         15
  Net gain (loss) on the sale of
   credit card portfolio                  248          0        248          0
  Net gain (loss) on the sale
   of securities                            0       (564)         0       (564)
  Other income                             63         37        192        168
          Total noninterest income      1,779      1,246      5,539      5,695
Noninterest expense:
  Salary and employee benefits          1,671      1,761      5,378      5,431
  Occupancy expense                       223        221        635        635
  Equipment expense                       164        160        476        479
  Data processing expense                 180        183        515        527
  Amortization of intangible assets       121        550        364        796
  Other operating expense                 636        779      1,794      1,967
          Total noninterest expense     2,995      3,654      9,162      9,835
Income before income tax expense        1,049         11      3,274      3,160
Provision for income taxes                271       (187)       864        659
          Net income                $     778  $     198  $   2,410  $   2,501

Net income per share, basic         $    0.30  $    0.06  $    0.93  $    0.77
Net income per share, diluted       $    0.30  $    0.06  $    0.93  $    0.76
Dividends paid per share            $    0.14  $    0.13  $    0.42  $    0.39

Basic weighted average
 shares outstanding                 2,574,964  3,233,782  2,592,786  3,246,386

Diluted weighted average
 shares outstanding                 2,584,309  3,246,158  2,602,783  3,267,627

                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                             Financial Highlights
                 (Dollars in thousands except per share data)
At September 30                            2007                  2006
Assets                                   $ 284,114             $ 309,107
Loans, less unearned income & discount     127,225               126,915
Deposits                                   216,194               226,302
Shareholders' equity                        28,002                40,919
Book value per share                         10.90                 12.65
Loan loss reserve/loans                      1.90%                 1.91%
Nonperforming assets/total assets            0.87%                 0.01%

                                        Three Months          Nine Months
                                     Ended September 30,   Ended September 30,
                                      2007        2006      2007        2006
Net income                           $   778     $   198   $  2,410   $  2,501
Earnings per share, basic               0.30        0.06       0.93       0.77
Earnings per share, diluted             0.30        0.06       0.93       0.76
Dividends paid per share                0.14        0.13       0.42       0.39
Return on assets                       1.09%       0.26%      1.11%      1.08%
Return on equity                      11.17%       1.95%     11.55%      8.28%
Net interest margin (tax equivalent)   3.71%       3.62%      3.70%      3.65%
Net charge offs (recoveries)/
 average loans                         0.01%       0.01%      0.02%      0.04%

Quarterly                      3nd Qtr   2nd Qtr   1st Qtr   4th Qtr   3rd Qtr
Averages                        2007      2007      2007      2006      2006
Assets                        $ 285,527 $ 290,642 $ 294,124 $ 297,049 $ 308,487
Loans, less unearned
 income & discount              127,668   130,310   127,548   126,126   125,106
Deposits                        216,872   224,575   229,866   229,476   224,540
Equity                           27,854    27,829    27,784    31,153    40,562
Return on assets                  1.09%     0.85%     1.38%     0.73%     0.26%
Return on equity                 11.17%     8.92%    14.57%     6.92%     1.95%
Net income                    $     778 $     620 $   1,012 $     539 $     198
Net income per share, basic   $    0.30 $    0.24 $    0.39 $    0.20 $    0.06
Net income per share, diluted $    0.30 $    0.24 $    0.39 $    0.20 $    0.06
Dividends paid per share      $    0.14 $    0.14 $    0.14 $    0.13 $    0.13